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                      October 5, 2020

       Gregory Wong
       Chief Financial Officer
       QuinStreet, Inc.
       950 Tower Lane, 6th Floor
       Foster City, California 94404

                                                        Re: QuinStreet, Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2020
                                                            Filed August 28,
2020
                                                            Form 8-K Furnished
August 5, 2020
                                                            File No. 001-34628

       Dear Mr. Wong:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services